PROSPECTUS SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated May 2, 2025)	Registration No. 333-278977

Nano Labs Ltd

652,174 Class A Ordinary Shares

This Prospectus Supplement No. 6 is being filed to update and supplement the information contained in the prospectus dated May 2, 2025 (as supplemented from time to time, the “Prospectus”) that forms a part of our Registration Statement on Form F-1, as amended and supplemented (File No. 333-278977) (the “Registration Statement”) with the information contained in three Current Reports on Form 6-K filed with the Securities and Exchange Commission (“SEC”) on August 15, 2025, August 21, 2025 and August 26, 2025, respectively. Accordingly, we have attached these Current Reports to this Prospectus Supplement No. 6.

The Prospectus and this Prospectus Supplement No. 6 relate to the proposed resale or other disposition of 652,174 Class A ordinary shares issuable upon the exercise of warrants, or the Warrants, by the selling shareholders identified in the Prospectus. The selling shareholders acquired the Warrants from us pursuant to certain securities purchase agreement, dated as of April 11, 2024, by and among us and the purchasers named therein, or the Securities Purchase Agreement, in a private placement offering, or the Private Placement. We are not selling any Class A ordinary shares under the Prospectus and will not receive any of the proceeds from the sale or other disposition of Class A ordinary shares by the selling shareholders. However, we will receive proceeds from the exercise, if ever exercised, of the Warrants. The selling shareholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the ordinary shares described in the Prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of Class A ordinary shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 132 of the Prospectus for more information about how the selling shareholders may sell or dispose of their Class A ordinary shares.

There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Class A ordinary shares.

This Prospectus Supplement No. 6 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 6, you should rely on the information in this Prospectus Supplement No. 6.

Our Class A ordinary shares are listed on the NASDAQ Capital Market under the symbol “NA.” The closing price for our Class A ordinary shares on August 29, 2025 was US$5.13 per Class A ordinary share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 2, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2025

Commission File Number: 001-41426

Nano Labs Ltd

(Exact name of registrant as specified in its charter)

China Yuangu Hanggang Technology Building

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒         Form 40-F ☐

EXPLANATORY NOTE

The document attached as Exhibit 99.1 to this report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form F-3, as amended, initially filed with the U.S. Securities and Exchange Commission on August 14, 2023 (Registration No. 333-273968) and the Company's Registration Statement on Form F-3, as amended, initially filed with the U.S. Securities and Exchange Commission on August 4, 2025 (Registration No. 333-289211) and shall be a part thereof from the date on which this current report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 15, 2025	Nano Labs Ltd

	By:	/s/ Jianping Kong
	Name:	Jianping Kong
	Title:	Chairman and Chief Executive Officer

2

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release

3

Exhibit 99.1

Nano Labs Announces First Half of 2025 Financial Results

HONG KONG, August 15, 2025 (GLOBE NEWSWIRE) -- Nano Labs Ltd (Nasdaq: NA) (“we,” the “Company” or “Nano Labs”), a leading Web 3.0 infrastructure and product solution provider, today announced its unaudited financial results as of June 30, 2025 and for the first half of 2025 then ended.

First Half of 2025 Financial Summary

●	Net revenue was RMB8.3 million (US$1.2 million) for the first half of 2025, compared to RMB24.7 million in the same period of 2024.

●	Gross loss was RMB10.7 million (US$1.5 million) for the first half of 2025, compared to a gross profit of RMB30.1 thousand in the same period of 2024.

●	Loss from operations was RMB38.0 million (US$5.3 million) for the first half of 2025, compared to a loss from operations of RMB58.7 million in the same period of 2024.

●	Gain on change in fair value of cryptocurrencies was RMB48.6 million (US$6.8 million) for the first half of 2025, compared to nil in the same period of 2024.

●	Net loss was RMB11.8 million (US$1.6 million) for the first half of 2025, compared to a net loss of RMB59.1 million in the same period of 2024.

●	Net loss per share (both basic and diluted) was RMB0.43 (US$0.06) for the first half of 2025, compared to a net loss per share (both basic and diluted) of RMB8.46 in the same period of 2024.

Mr. Jianping Kong, Chairman and Chief Executive Officer of the Company, commented, “2025 marks a pivotal year in our strategic transformation. In light of the evolving industry landscape and the onset of a new market cycle, we are concentrating our efforts on building a crypto asset strategic reserve, with BNB currently serving as our primary reserve asset. While our mining machine business continue to provide a stable foundation, we are also proactively identifying and seizing new market opportunities.

We view BNB as a leading cryptocurrency, supported by a broad and expanding ecosystem with compelling long-term appreciation potential. To date, we have accumulated over 128,000 BNB. Going forward, we will continue to strengthen our cryptocurrency strategic reserve capabilities through multiple approaches.

With a clearly defined strategy, disciplined capital allocation, and deep sector insight and expertise, we are committed to strengthening our cryptocurrency strategic reserve model, building a unique advantage in the crypto asset sector, and delivering sustainable, long-term value to our shareholders and partners.”

Mr. Bing Chen, Chief Financial Officer, added: “For the first half of 2025, we recorded net revenue of RMB8.3 million (US$1.2 million) and narrowed our net loss to RMB11.8 million (US$1.6 million), compared with a net loss of RMB59.1 million in the same period last year. Building on our strategic transformation initiatives, we will continue to capture emerging opportunities within the cryptocurrency ecosystem and expect further operational improvements that will lay a strong foundation for future growth.”

First Half of 2025 Financial Results

Net Revenues

Net revenue was RMB8.3 million (US$1.2 million) for the first half of 2025, compared to RMB24.7 million for the same period of 2024. The decrease in net revenues was primarily due to the drop of sales volume of iPollo V Series.

Cost of Revenues

Cost of revenues was RMB19.0 million (US$2.7 million) for the first half of 2025, compared to RMB24.7 million for the same period of 2024. The change was mainly due to the decrease in sales volume and write-down of inventory and value-added tax recoverable.

Operating Expenses

Total operating expenses decreased by 53.5% to RMB27.3 million (US$3.8 million) for the first half of 2025, from RMB58.7 million for the same period of 2024.

●	Selling and marketing expenses decreased by 39.6% to RMB2.6 million (US$0.4 million) for the first half of 2025, from RMB4.3 million for the same period of 2024. The decrease in selling and marketing expenses was primarily due to the decrease in sales commission and salaries.

●	General and administrative expenses decreased by 15.4% to RMB21.5 million (US$3.0 million) for the first half of 2025, from RMB25.5 million for the same period of 2024. The decrease in general and administrative expenses was primarily due to the decrease in professional fees and employee salary expenses.

●	Research and development expenses decreased by 89.1% to RMB3.2 million (US$0.4 million) for the first half of 2025, from RMB28.9 million for the same period of 2024. The decrease in research and development expenses, including mainly salary expenses, design fee, service fee and material cost, was primarily due to the strategic adjustment in research and development activities in 2025.

Loss from Operations

As a result of the foregoing, loss from operations decreased by 35.2% to RMB38.0 million (US$5.3 million) for the first half of 2025, from RMB58.7 million for the same period of 2024.

Finance Expense (Income)

Finance expense was RMB0.3 million (US$0.04 million) for the first half of 2025, compared with finance income of RMB0.6 million for the same period of 2024.

Interest Expense

Interest expense was RMB5.3 million (US$0.7 million) for the first half of 2025, compared to RMB2.0 million for the same period of 2024. The change was mainly due to the completion of construction in progress and cease of interest capitalization in April 2024, as well as increase in short-term borrowings during the first half of 2025.

2

Change in Fair Value of Cryptocurrencies

Change in fair value of cryptocurrencies was a gain of RMB48.6 million (US$6.8 million) for the first half of 2025, compared to nil for the same period of 2024. The change was due to the cryptocurrency holding strategy the Company developed at the end of 2024.

Change in Fair Value of Convertible Notes

Change in fair value of convertible notes was a loss of RMB18.5 million (US$2.6 million) for the first half of 2025, compared to nil for the same period of 2024. The change was due to the issuance of convertible bonds denominated in bitcoin in 2025, which was measured at fair value on June 30, 2025.

Net Loss

Net loss was RMB11.8 million (US$1.6 million) for the first half of 2025, compared with RMB59.1 million in the same period of 2024.

Basic and Diluted Loss Per Ordinary Share attributable to Nano Labs Ltd

Basic and diluted loss per share was RMB0.43 (US$0.06) for the first half of 2025, compared with basic and diluted loss per share of RMB8.46 for the same period of 2024.

Cash and Cash Equivalents

As of June 30, 2025, the Company had cash and cash equivalents of RMB363.4 million (US$50.8 million), compared with RMB32.4 million as of December 31, 2024.

Exchange Rate

This press release contains translations of certain Renminbi (RMB) amounts into U.S. dollars (US$) solely for the convenience of the reader. Unless otherwise specified, all translations of Renminbi amounts into U.S. dollar amounts in this press release are made at RMB7.1586 to US$1.00, the central parity rate on June 30, 2025 published by the People’s Bank of China.

Non-GAAP Financial Measures

In evaluating our business, we consider and use adjusted net income/(loss) as an additional non-GAAP measure to review and assess our operating performance. The presentation of the non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We define adjusted net income/(loss) as net income/(loss) excluding share-based compensation expense.

We present the non-GAAP financial measure because they are used by our management to evaluate our operating performance and formulate business plans. Non-GAAP financial measures enable our management to assess our operating results without considering the impact of non-cash charges and non-operating items. We also believe that the use of the non-GAAP measure facilitates investors’ assessment of our operating performance.

3

The non-GAAP financial measure is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. The non-GAAP financial measure has limitations as analytical tools. One of the key limitations of using the non-GAAP financial measure is that they do not reflect all items of income and expense that affect our operations. Share-based compensation expenses have been and may continue to be incurred in our business and are not reflected in the presentation of adjusted net income/(loss). Further, the non-GAAP measure may differ from the non-GAAP information used by other companies, including peer companies, and therefore their comparability may be limited.

Conference Call

The Company will host an earnings conference call to discuss its financial results at 8:30 am U.S. Eastern Time (8:30 pm Hong Kong Time) on August 15, 2025.

For participants who wish to join the call, please access the link provided below to complete the online registration process.

Registration Link: https://s1.c-conf.com/diamondpass/10049559-gh87y6.html

Upon registration, participants will receive the dial-in number and unique PIN, which can be used to join the conference call. If participants register and forget their PIN or lose their registration confirmation email, they may simply re-register and receive a new PIN. All participants are encouraged to dial in 15 minutes prior to the start time.

A live and archived webcast of the conference call will be accessible on the Company’s investor relations website at: https://ir.nano.cn/.

A telephone replay of the call will be available until August 22, 2025 via the following dial-in details:

Dial-in Numbers:

US/Canada:	1855 883 1031

Hong Kong:	800 930 639

China:	400 1209 216

Replay PIN:	10049559

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About Nano Labs Ltd

Nano Labs Ltd is a leading Web 3.0 infrastructure and product solution provider. Nano Labs is committed to the development of high throughput computing (“HTC”) chips and high performance computing (“HPC”) chips. Nano Labs has built a comprehensive flow processing unit (“FPU”) architecture which offers solution that integrates the features of both HTC and HPC. In addition, Nano Labs has actively positioned itself in the crypto assets space, adopting BNB as its primary reserve asset. It has reserved in mainstream cryptocurrencies including BNB and BTC, and established an integrated platform covering multiple business verticals, including HTC solutions and HPC solutions*. For more information, please visit the Company’s website at: ir.nano.cn.

*According to an industry report prepared by Frost & Sullivan.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s plan to appeal the Staff’s determination, which can be identified by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Such statements are based upon management’s current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For investor and media inquiries, please contact:

Nano Labs Ltd

Email: ir@nano.cn

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com

5

Consolidated Balance Sheets

(Unaudited)

	As of December 31,	As of June 30,
	2024	2025
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	32,431,081	363,440,412	50,769,761
Restricted cash	418,722	468,526	65,449
Accounts receivable, net	572,803	507,688	70,920
Inventories, net	29,866,418	35,850,932	5,008,093
Prepayments	4,606,066	8,652,263	1,208,653
Cryptocurrencies	242,889,085	776,702,624	108,499,235
Other current assets	55,858,433	52,122,427	7,281,092
Total current assets	366,642,608	1,237,744,872	172,903,203
Non-current assets:
Long-term investment	-	2,000,000	279,384
Property, plant and equipment, net	197,341,915	188,159,300	26,284,372
Intangible asset, net	46,745,444	46,252,522	6,461,113
Operating lease right-of-use assets	5,203,525	3,572,268	499,018
Total non-current assets	249,290,884	239,984,090	33,523,887

TOTAL ASSETS	615,933,492	1,477,728,962	206,427,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debts	18,000,000	33,000,000	4,609,840
Current portion of long-term debts	5,350,000	6,120,000	854,916
Convertible notes denominated in bitcoin	-	470,948,166	65,787,747
Accounts payable	18,101,451	23,204,810	3,241,529
Advance from customers	98,895,905	95,626,084	13,358,210
Operating lease liabilities, current	1,914,109	1,019,231	142,379
Other current liabilities	67,163,217	53,026,502	7,407,384
Total current liabilities	209,424,682	682,944,793	95,402,005
Non-current liabilities:
Long-term debts	170,683,636	173,479,763	24,233,756
Operating lease liabilities, non-current	2,917,350	2,222,688	310,492
Total non-current liabilities	173,600,986	175,702,451	24,544,248
Total liabilities	383,025,668	858,647,244	119,946,253
Shareholders’ equity:
Class A ordinary shares (US$0.002 par value; 14,141,093 and 1,097,141,091 shares authorized as of December 31, 2024 and June 30, 2025, respectively; 13,273,596 and 20,712,924 shares issued as of December 31, 2024 and June 30, 2025, respectively; 12,815,143 and 20,258,282 shares outstanding as of December 31, 2024 and June 30, 2025, respectively)	176,842	283,472	39,599
Class B ordinary shares (US$0.002 par value; 2,858,909 shares authorized; 2,858,909 shares issued and outstanding as of December 31, 2024 and June 30, 2025)	36,894	36,894	5,154
Additional paid-in capital	780,499,664	1,180,185,753	164,862,648
Accumulated deficit	(565,218,741)	(572,273,282)	(79,942,067)
Statutory reserves	6,647,109	6,647,109	928,549
Accumulated other comprehensive income	8,647,353	6,805,404	950,661
Total Nano Labs Ltd shareholders’ equity	230,789,121	621,685,350	86,844,544
Noncontrolling interests	2,118,703	(2,603,632)	(363,707)
Total shareholders’ equity	232,907,824	619,081,718	86,480,837

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	615,933,492	1,477,728,962	206,427,090

6

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	For the six months ended June 30,
	2024	2025
	RMB	RMB	US$
Net revenues	24,739,480	8,283,373	1,157,122
Cost of revenues	24,709,417	18,991,737	2,652,996
Gross profit (loss)	30,063	(10,708,364)	(1,495,874)

Operating expenses:
Selling and marketing expenses	4,334,564	2,617,584	365,656
General and administrative expenses	25,453,212	21,544,148	3,009,548
Research and development expenses	28,934,228	3,163,558	441,924
Total operating expenses	58,722,004	27,325,290	3,817,128

Loss from operations	(58,691,941)	(38,033,654)	(5,313,002)

Other expenses (income):
Finance expenses (income)	(607,804)	274,189	38,302
Interest expenses	2,009,586	5,287,620	738,639
Interest income	(96,679)	(12,322)	(1,721)
Change in fair value of cryptocurrencies	-	(48,610,295)	(6,790,475)
Change in fair value of convertible notes	-	18,529,435	2,588,416
Other income	(851,374)	(1,724,344)	(240,877)
Total other expenses (income)	453,729	(26,255,717)	(3,667,716)

Loss before income tax provision	(59,145,670)	(11,777,937)	(1,645,286)
Income tax provision	-	-	-
Net loss	(59,145,670)	(11,777,937)	(1,645,286)
Less: net loss attributable to noncontrolling interests	(1,911,930)	(4,723,396)	(659,821)
Net loss attributable to Nano Labs Ltd	(57,233,740)	(7,054,541)	(985,465)

Comprehensive income (loss):
Net loss	(59,145,670)	(11,777,937)	(1,645,286)
Other comprehensive income:
Foreign currency translation adjustment	4,800,723	(1,840,888)	(257,158)
Total comprehensive loss	(54,344,947)	(13,618,825)	(1,902,444)
Comprehensive loss attributable to noncontrolling interests	(1,912,013)	(4,722,335)	(659,673)
Comprehensive loss attributable to Nano Labs Ltd	(52,432,934)	(8,896,490)	(1,242,771)

Net loss per ordinary share attributable to Nano Labs Ltd
Basic*	(8.46)	(0.43)	(0.06)
Diluted*	(8.46)	(0.43)	(0.06)

Weighted average number of shares used in per share calculation:
Basic*	6,766,671	16,548,783	16,548,783
Diluted*	6,766,671	16,548,783	16,548,783

*	After giving effect of the 10-for-1 reverse stock split effective on November 3, 2024.

7

Non-GAAP Reconciliation

(Unaudited)

	For the Six Months Ended June 30,
	2024	2025
	RMB	RMB	US$
Net loss	(59,145,670)	(11,777,937)	(1,645,286)
Add:
Share-based compensation expenses	285,507	62,337	8,708
Non-GAAP adjusted net loss	(58,860,163)	(11,715,600)	(1,636,578)

8

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2025

Commission File Number: 001-41426

Nano Labs Ltd

(Exact name of registrant as specified in its charter)

China Yuangu Hanggang Technology Building

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒         Form 40-F ☐

EXPLANATORY NOTE

The document attached as Exhibit 99.1 to this report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form F-3, as amended, initially filed with the U.S. Securities and Exchange Commission on August 14, 2023 (Registration No. 333-273968) and the Company's Registration Statement on Form F-3, as amended, initially filed with the U.S. Securities and Exchange Commission on August 4, 2025 (Registration No. 333-289211) and shall be a part thereof from the date on which this current report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 21, 2025	Nano Labs Ltd

	By:	/s/ Jianping Kong
	Name:	Jianping Kong
	Title:	Chairman and Chief Executive Officer

2

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release
99.2	Sales Agreement

3

Exhibit 99.1

Nano Labs Ltd Announces Entry Into At The Market Offering Agreement

HONG KONG, August 21, 2025 (GLOBE NEWSWIRE) -- Nano Labs Ltd (Nasdaq: NA) (“we,” the “Company” or “Nano Labs”), a leading Web 3.0 infrastructure and product solution provider, announced that it has entered into an At The Market Offering Agreement (the “Sales Agreement”) with Maxim Group LLC as sole sales agent to sell its shares of Class A Ordinary Shares par value $0.002 per share (the “Class A Ordinary Share” or the “Shares”), from time to time in an at the market offering (the “Offering”). Pursuant to the Prospectus Supplement (as defined below) and accompanying base prospectus, we may offer and sell the Class A Ordinary Shares from time to time under the Sales Agreement having an aggregate offering price of up to $45,000,000 in the Offering.

Nano Labs currently intends to use the net proceeds from the sale of the Class A Ordinary Shares offered by the Company (if any) under the Sales Agreement primarily for BNB and crypto asset reserve strategy, research and development of new products and general corporate purposes and working capital.

The sales, if any, of the Class A Ordinary Shares made in the Offering will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Capital Market (the “Nasdaq”) or any other existing trading market for the Class A Common Stock.

The Offering will be made only by means of a prospectus supplement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 21, 2025 (the “Prospectus Supplement”), together with the accompanying base prospectus contained therein, which Prospectus Supplement forms a part of the Company’s shelf registration statement on Form F-3 (File No. 333-273968) (the “Registration Statement”), which was declared effective by the SEC on September 1, 2023. Electronic copies of the Prospectus Supplement and accompanying base prospectus may be obtained on the SEC’s website at www.sec.gov or by contacting Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022 at syndicate@maximgrp.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Class A Ordinary Shares discussed herein, nor shall there be any sale of such shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nano Labs Ltd

Nano Labs Ltd is a leading Web 3.0 infrastructure and product solution provider. Nano Labs is committed to the development of high throughput computing (“HTC”) chips and high-performance computing (“HPC”) chips. Nano Labs has built a comprehensive flow processing unit (“FPU”) architecture which offers solution that integrates the features of both HTC and HPC. In addition, Nano Labs has actively positioned itself in the crypto assets space, adopting BNB as its primary reserve asset. It has reserved in mainstream cryptocurrencies including BNB and BTC, and established an integrated platform covering multiple business verticals, including HTC solutions and HPC solutions*. For more information, please visit the Company’s website at: ir.nano.cn.

*According to an industry report prepared by Frost & Sullivan.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this press release can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “may,” “predict,” “continue,” “estimate” and “potential,” or the negative of these terms or other similar expressions. Forward-looking statements appear in a number of places in this press release and in our public filings with the SEC and include, but are not limited to, statements regarding (i) that we will sell shares of Class A Ordinary Shares, if any, in the Offering and the price at which any such Shares will be sold, (ii) that investors who buy Shares at different times in the Offering will likely pay different prices, (iii) the proposed use of proceeds, if any, from the Offering, and (iv) the Company’s ability to successfully execute its BNB and crypto asset strategic plan, including, but not limited to the market liquidity constraints and price volatility that may increase costs of the strategic plan, such as acquisition costs. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, which was filed by the Company with the SEC on April 11, 2025 and other documents filed by the Company from time to time with the SEC, including the Company’s Reports of Foreign Private Issuer on Form 6-K and other documents filed with the SEC. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Investor Contact:

Nano Labs Ltd

Email: ir@nano.cn

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

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Exhibit 99.2

AT THE MARKET OFFERING AGREEMENT

August 21, 2025

Maxim Group LLC

300 Park Avenue, 16th Floor

New York, New York 10022

Ladies and Gentlemen:

Nano Labs Ltd, a corporation organized under the laws of the Cayman Islands (the “Company”), confirms its agreement (this “Agreement”) with Maxim Group LLC (the “Manager”) as follows:

1. Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Accountants” shall have the meaning ascribed to such term in Section 4(m).

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Action” shall have the meaning ascribed to such term in Section 3(p).

“Affiliate” shall have the meaning ascribed to such term in Section 3(o).

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.

“Base Prospectus” shall mean the base prospectus contained in the Registration Statement at the Execution Time.

“Board” shall have the meaning ascribed to such term in Section 2(b)(iii).

“Broker Fee” shall have the meaning ascribed to such term in Section 2(b)(v).

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, that, for purposes of clarity, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company Counsel” shall have the meaning ascribed to such term in Section 4(l).

“DTC” shall have the meaning ascribed to such term in Section 2(b)(vii).

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“GAAP” shall have the meaning ascribed to such term in Section 3(m).

“Incorporated Documents” shall mean the documents or portions thereof filed with the Commission on or prior to the Effective Date that are incorporated by reference in the Registration Statement or the Prospectus and any documents or portions thereof filed with the Commission after the Effective Date that are deemed to be incorporated by reference in the Registration Statement or the Prospectus.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3(v).

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Losses” shall have the meaning ascribed to such term in Section 7(d).

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3(t).

“Net Proceeds” shall have the meaning ascribed to such term in Section 2(b)(v).

“Ordinary Share Equivalents” shall have the meaning ascribed to such term in Section 3(g).

“Ordinary Shares” shall have the meaning ascribed to such term in Section 2.

“Permitted Free Writing Prospectus” shall have the meaning ascribed to such term in Section 4(g).

“Placement” shall have the meaning ascribed to such term in Section 2(c).

“Proceeding” shall have the meaning ascribed to such term in Section 3(b).

“Prospectus” shall mean the Base Prospectus, as supplemented by the most recently filed Prospectus Supplement.

“Prospectus Supplement” shall mean each prospectus supplement relating to the Shares prepared and filed pursuant to Rule 424(b) from time to time.

“Registration Statement” shall mean the shelf registration statement (File Number 333-273968) on Form F-3, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

“Representation Date” shall have the meaning ascribed to such term in Section 4(k).

“Required Approvals” shall have the meaning ascribed to such term in Section 3(e).

“Rule 158”, “Rule 164”, “Rule 172”, “Rule 173”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Act.

“Sales Notice” shall have the meaning ascribed to such term in Section 2(b)(i).

“SEC Reports” shall have the meaning ascribed to such term in Section 3(m).

“Settlement Date” shall have the meaning ascribed to such term in Section 2(b)(vii).

“Subsidiary” shall have the meaning ascribed to such term in Section 3(a).

“Terms Agreement” shall have the meaning ascribed to such term in Section 2(a).

“Time of Delivery” shall have the meaning ascribed to such term in Section 2(c).

“Trading Day” means a day on which the Trading Market is open for trading.

“Trading Market” means the Nasdaq Capital Market.

2. Sale and Delivery of Shares. The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, from time to time during the term of this Agreement and on the terms set forth herein, up to such number of shares (the “Shares”) of the Company’s Class A ordinary shares, $0.002 par value per share (“Ordinary Shares”), that does not exceed (a) the number or dollar amount of Ordinary Shares registered and currently available on the Registration Statement and as reflected on the Prospectus Supplement, pursuant to which the offering is being made, (b) the number of authorized but unissued Ordinary Shares (less the number of Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), or (c) the number or dollar amount of Ordinary Shares that would cause the Company or the offering of the Shares to not satisfy the eligibility and transaction requirements for use of Form F-3, including, if applicable, General Instruction I.B.5 of Registration Statement on Form F-3 (the lesser of (a), (b) and (c), the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 2 on the number and aggregate sales price of Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that the Manager shall have no obligation in connection with such compliance.

(a) Appointment of Manager as Selling Agent; Terms Agreement. For purposes of selling the Shares through the Manager, the Company hereby appoints the Manager as exclusive agent of the Company for the purpose of selling the Shares of the Company pursuant to this Agreement and the Manager agrees to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares on the terms and subject to the conditions stated herein. The Company agrees that, whenever it determines to sell the Shares directly to the Manager as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 2 of this Agreement.

(b) Agent Sales. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company will issue and agrees to sell Shares from time to time through the Manager, acting as sales agent, and the Manager agrees to use its commercially reasonable efforts to sell, as sales agent for the Company, on the following terms:

(i) The Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and the Manager on any day that (A) is a Trading Day, (B) the Company has instructed the Manager by telephone (confirmed promptly by electronic mail) to make such sales (“Sales Notice”) and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the maximum amount of the Shares to be sold by the Manager daily (subject to the limitations set forth in Section 2(d)) and the minimum price per Share at which such Shares may be sold. Subject to the terms and conditions hereof, the Manager shall use its commercially reasonable efforts to sell on a particular day all of the Shares designated for the sale by the Company on such day. The gross sales price of the Shares sold under this Section 2(b) shall be the market price for the Ordinary Shares sold by the Manager under this Section 2(b) on the Trading Market at the time of sale of such Shares.

(ii) The Company acknowledges and agrees that (A) there can be no assurance that the Manager will be successful in selling the Shares, (B) the Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell the Shares for any reason other than a failure by the Manager to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) the Manager shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Manager and the Company pursuant to a Terms Agreement.

(iii) The Company shall not authorize the issuance and sale of, and the Manager shall not be obligated to use its commercially reasonable efforts to sell, any Share at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, or such duly authorized officers of the Company, and notified to the Manager in writing. The Company or the Manager may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend the offering of the Shares for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(iv) The Manager may sell Shares by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 under the Act, including without limitation sales made directly on the Trading Market, on any other existing trading market for the Ordinary Shares or to or through a market maker. The Manager may also sell Shares in privately negotiated transactions, provided that the Manager receives the Company’s prior written approval for any sales in privately negotiated transactions and if so provided in the “Plan of Distribution” section of the Prospectus Supplement or a supplement to the Prospectus Supplement or a new Prospectus Supplement disclosing the terms of such privately negotiated transaction.

(v) The compensation to the Manager for sales of the Shares under this Section 2(b) shall be a placement fee of 2.5% of the gross sales price of the Shares sold pursuant to this Section 2(b) (“Broker Fee”). The foregoing rate of compensation shall not apply when the Manager acts as principal, in which case the Company may sell Shares to the Manager as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The remaining proceeds, after deduction of the Broker Fee and deduction of any transaction fees imposed by any clearing firm, execution broker, or governmental or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”).

(vi) The Manager shall provide written confirmation (which may be by electronic mail) to the Company following the close of trading on the Trading Market each day in which the Shares are sold under this Section 2(b) setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds to the Company, and the compensation payable by the Company to the Manager with respect to such sales.

(vii) Unless otherwise agreed between the Company and the Manager, settlement for sales of the Shares will occur at 10:00 a.m. (New York City time) on the first (1st) Trading Day (or any such shorter settlement cycle as may be in effect pursuant to Rule 15c6-1 under the Exchange Act from time to time) following the date on which such sales are made (each, a “Settlement Date”). On or before the Trading Day prior to each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Shares being sold by crediting the Manager’s or its designee’s account (provided that the Manager shall have given the Company written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company (“DTC”) through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which Shares in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Manager will deliver the related Net Proceeds in same day funds to an account designated by the Company. The Company agrees that, if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver duly authorized Shares on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 7 hereto, the Company will (i) hold the Manager harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to the Manager any commission, discount or other compensation to which the Manager would otherwise have been entitled absent such default.

(viii) At each Applicable Time, Settlement Date, and Representation Date, the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Manager to use its commercially reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(ix) If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution” and the record date for the determination of shareholders entitled to receive the Distribution, the “Record Date”), the Company hereby covenants that, in connection with any sales of Shares pursuant to a Sales Notice on the Record Date, the Company shall issue and deliver such Shares to the Manager on the Record Date and the Record Date shall be the Settlement Date and the Company shall cover any additional costs of the Manager in connection with the delivery of Shares on the Record Date.

(c) Term Sales. If the Company wishes to sell the Shares pursuant to this Agreement in a manner other than as set forth in Section 2(b) of this Agreement (each, a “Placement”), the Company will notify the Manager of the proposed terms of such Placement. If the Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, the Manager and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or the Manager unless and until the Company and the Manager have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by the Manager. The commitment of the Manager to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the Shares to be purchased by the Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, underwriters acting together with the Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by the Manager.

(d) Maximum Number of Shares. Under no circumstances shall the Company cause or request the offer or sale of any Shares if, after giving effect to the sale of such Shares, the aggregate amount of Shares sold pursuant to this Agreement would exceed the lesser of (A) together with all sales of Shares under this Agreement, the Maximum Amount, (B) the amount available for offer and sale under the currently effective Registration Statement and (C) the amount authorized from time to time to be issued and sold under this Agreement by the Board, a duly authorized committee thereof or a duly authorized executive committee, and notified to the Manager in writing. Under no circumstances shall the Company cause or request the offer or sale of any Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Board, a duly authorized committee thereof or a duly authorized executive officer, and notified to the Manager in writing. Further, under no circumstances shall the Company cause or permit the aggregate offering amount of Shares sold pursuant to this Agreement to exceed the Maximum Amount.

(e) Regulation M Notice. Unless the exceptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are satisfied with respect to the Shares, the Company shall give the Manager at least one (1) Business Day’s prior notice of its intent to sell any Shares in order to allow the Manager time to comply with Regulation M.

3. Representations and Warranties. The Company represents and warrants to, and agrees with, the Manager at the Execution Time and on each such time that the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, as set forth below, except as set forth in the Registration Statement, the Prospectus or the Incorporated Documents.

(a) Subsidiaries. All of the direct and indirect subsidiaries that are significant as such Term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission (individually, a “Subsidiary”) of the Company are set forth on Exhibit 8.1 to the Company’s most recent Annual Report on Form 20-F filed with the Commission for the most recently ended fiscal year other than (i) those subsidiaries not required to be listed on Exhibit 8.1 by Item 601 of Regulation S-K under the Exchange Act and (ii) those subsidiaries formed since the last day of the most recently ended fiscal year. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any “Liens” (which for purposes of this Agreement shall mean a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid (or otherwise in compliance with local laws), non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing (or its foreign equivalent) under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor in default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, from that set forth in the Registration Statement, the Base Prospectus, any Prospectus Supplement, the Prospectus or the Incorporated Documents, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no “Proceeding” (which for purposes of this Agreement shall mean any action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened) has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization and Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board or the Company’s shareholders in connection herewith other than in connection with the Required Approvals. This Agreement has been duly executed and delivered by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other “Person” (defined as an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind, including the Trading Market) in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) the filings required by this Agreement, (ii) the filing with the Commission of the Prospectus Supplement, (iii) the filing of application(s) to and approval by the Trading Market for the listing of the Shares for trading thereon in the time and manner required thereby, and (iv) such filings as are required to be made under applicable state securities laws and the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of the People’s Republic of China (the “PRC”) (collectively, the “Required Approvals”).

(f) Issuance of Shares. The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock the maximum number of Ordinary Shares issuable pursuant to this Agreement. The issuance by the Company of the Shares has been registered under the Act and all of the Shares are freely transferable and tradable by the purchasers thereof without restriction (other than any restrictions arising solely from an act or omission of such a purchaser). The Shares are being issued pursuant to the Registration Statement and the issuance of the Shares has been registered by the Company under the Act. The “Plan of Distribution” section within the Registration Statement permits the issuance and sale of the Shares as contemplated by this Agreement. Upon receipt of the Shares, the purchasers of such Shares will have good and marketable title to such Shares and the Shares will be freely tradable on the Trading Market.

(g) Capitalization. The capitalization of the Company is as set forth in the SEC Reports. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee share options under the Company’s share option plans, the issuance of Ordinary Shares to employees pursuant to the Company’s employee share purchase plan and pursuant to the conversion and/or exercise of securities exercisable, exchangeable or convertible into Ordinary Shares (“Ordinary Share Equivalents”) outstanding as of the date of the most recently filed periodic report under the Exchange Act. Except as set forth in the SEC Reports, (i) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement; (ii) there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Ordinary Shares or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Ordinary Shares or Ordinary Share Equivalents or capital stock of any Subsidiary; (iii) there are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary; (iv) there are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary; (v) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (vi) the issuance and sale of the Shares will not obligate the Company or any Subsidiary to issue Ordinary Shares or other securities to any Person. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

(h) Registration Statement. The Company meets the requirements for use of Form F-3 under the Act and has prepared and filed with the Commission the Registration Statement, including a related Base Prospectus, for registration under the Act of the offering and sale of the Shares. Such Registration Statement is effective and available for the offer and sale of the Shares as of the date hereof. As filed, the Base Prospectus contains all information required by the Act and the rules thereunder, and, except to the extent the Manager shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Manager prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made. The Registration Statement, at the Execution Time, each such time this representation is repeated or deemed to be made, and at all times during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172, 173 or any similar rule) in connection with any offer or sale of the Shares, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. The Company meets the transaction requirements as set forth in General Instruction I.B.1 of Form F-3 or, if applicable, as set forth in General Instruction I.B.5 of Form F-3 with respect to the aggregate market value of securities being sold pursuant to this offering and during the twelve (12) calendar months prior to such time that this representation is made or deemed to be made.

(i) Accuracy of Incorporated Documents. The Incorporated Documents, when they were or will be filed with the Commission, conformed or will conform in all material respects to the requirements of the Exchange Act and the rules thereunder, and none of the Incorporated Documents, when they were or will be filed with the Commission, contained or will contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules thereunder, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Ineligible Issuer. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Shares and (ii) as of the Execution Time and on each such time this representation is repeated or deemed to be made (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(k) Free Writing Prospectus. The Company is eligible to use Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date or as of each Applicable Time, does not include any information the substance of which conflicts with the information contained in the Registration Statement, including any Incorporated Documents and any prospectus supplement deemed to be a part thereof that has not been superseded or modified; and each Issuer Free Writing Prospectus, as supplemented by and taken together with the Registration Statement (including any Incorporated Documents and any prospectus supplement deemed to be a part thereof that has not been superseded or modified), does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by the Manager specifically for use therein. Any Issuer Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) has been, or will be, filed with the Commission in accordance with the requirements of the Act and the rules thereunder. Each Issuer Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) or that was prepared by or behalf of or used by the Company complies or will comply in all material respects with the requirements of the Act and the rules thereunder. The Company will not, without the prior consent of the Manager, prepare, use or refer to, any Issuer Free Writing Prospectuses related to the offering of the Shares hereunder.

(l) Proceedings Related to Registration Statement. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Act, and the Company is not the subject of a pending proceeding under Section 8A of the Act in connection with the offering of the Shares. The Company has not received any notice that the Commission has issued or intends to issue a stop-order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or, to the knowledge of the Company, intends or has threatened in writing to do so.

(m) SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Prospectus and the Prospectus Supplement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(n)  [RESERVED]

(o) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements or other financial disclosure included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date on which this representation is being made, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or “Affiliate” (defined as any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Act), except pursuant to existing Company share option plans, and (vi) no executive officer of the Company or member of the Board has resigned from any position with the Company. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Shares contemplated by this Agreement or as set forth in the SEC Reports, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(p) Litigation. Except as set forth in the SEC Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”). None of the Actions set forth in the SEC Reports, (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Act.

(q) Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all applicable U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(s) Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(t) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(u) Title to Assets. The Company and the Subsidiaries have good and marketable title in, or have valid and marketable rights to lease or otherwise use, all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(v) Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a written notice that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement, except where such action would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights, except as would not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for companies of similar size as the Company in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost that would not result in a Material Adverse Effect.

(x) Affiliate Transactions. Except as set forth in the SEC Reports, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(y) Sarbanes Oxley Compliance. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof in all material respects. The Company and the Subsidiaries maintain a system of internal accounting controls reasonably designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(z) Certain Fees. Other than payments to be made to the Manager, no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Manager shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(aa) No Other Sales Agency Agreement. The Company has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of at the market offerings of the Shares.

(bb) Investment Company. The Company is not, and immediately after receipt of payment for the Shares from the Manager pursuant to this Agreement, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(cc) Listing and Maintenance Requirements. The Ordinary Shares are listed on the Trading Market and the issuance of the Shares as contemplated by this Agreement does not contravene the rules and regulations of the Trading Market. The Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as set forth in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Ordinary Shares are or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Ordinary Shares are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(dd) [RESERVED].

(ee) Solvency. Based on the consolidated financial condition of the Company as of the date hereof, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt) within one year from the date hereof. The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the date hereof. The SEC Reports set forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(ff) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(gg) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(hh) Accountants. The Company’s accounting firm is set forth in the SEC Reports. To the knowledge of the Company, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2025.

(ii) Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Manager in connection with the Shares.

(jj) [RESERVED]

(kk) Share Option Plans. Each share option granted by the Company under the Company’s share option plan was granted in accordance with the terms of the Company’s share option plan. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, share options prior to, or otherwise knowingly coordinate the grant of share options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects to the extent that such action constitutes illegal “insider trading” under the applicable securities laws and activities.

(kk) Cybersecurity. (i)(x) There has been no security breach or other compromise of or relating to any of the Company’s or any Subsidiary’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company and the Subsidiaries have not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Company and the Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) the Company and the Subsidiaries have implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company and the Subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

(ll) Compliance with Data Privacy Laws. (i) The Company and the Subsidiaries are, and at all times during the past two years were, in compliance in all material respects with all applicable data privacy and security laws and regulations (collectively, “Privacy Laws”); (ii) the Company and the Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling and analysis of Personal Data (the “Policies”); (iii) the Company provides accurate notice of its applicable Policies to its customers, employees, third party vendors and representatives as required by Privacy Laws; and (iv) applicable Policies provide accurate and sufficient notice of the Company’s then-current privacy practices relating to its subject matter, and do not contain any material omissions of the Company’s then-current privacy practices, as required by Privacy Laws. “Personal Data” means (i) a natural person’s name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by the European Union General Data Protection Regulation (EU 2016/679); and (iv) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any identifiable data related to an identified person’s health or sexual orientation. (i) None of such disclosures made or contained in any of the Policies have been inaccurate, misleading, or deceptive in violation of any Privacy Laws and (ii) the execution, delivery and performance of this Agreement will not result in a breach of any Privacy Laws or Policies.  Neither the Company nor the Subsidiaries, (i) has, to the knowledge of the Company, received written notice of any actual or potential liability of the Company or the Subsidiaries under, or actual or potential violation by the Company or the Subsidiaries of, any of the Privacy Laws; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any regulatory request or demand pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement by or with any court or arbitrator or governmental or regulatory authority that imposed any obligation or liability under any Privacy Law.

(mm) Office of Foreign Assets Control. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the directors, officers or employees of the Company or its Subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity: (i) to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that will be reasonably expected to result in a violation of Sanctions by any individual or entity (including any individual or entity participating in the transactions contemplated hereby, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its Subsidiaries has knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(nn) U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon the Manager’s request.

(oo) Bank Holding Company Act. Neither the Company nor any of its Subsidiaries is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(pp) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(qq) FINRA Member Shareholders. There are no affiliations with any FINRA member firm among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5%) or greater shareholder of the Company, except as set forth in the Registration Statement, the Base Prospectus, any Prospectus Supplement or the Prospectus.

(rr) Foreign Private Issuer. The Company is a “foreign private issuer” as defined in Rule 405 promulgated under the Securities Act.

(ss) Consent to Jurisdiction. The Company has the power to submit, and pursuant to Section 15 of this Agreement has legally, validly, effectively and irrevocably submitted, to the jurisdiction of any federal or state court in the State of New York, County of New York, and has the power to designate, appoint and empower, and pursuant to Section 15 of this Agreement has legally, validly and effectively designated, appointed and empowered, an agent for service of process in any suit or proceeding based on or arising under this Agreement in any federal or state court in the State of New York.

4. Agreements. The Company agrees with the Manager that:

(a) Right to Review Amendments and Supplements to Registration Statement and Prospectus. During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173 or any similar rule) to be delivered under the Act in connection with the offering or the sale of Shares, the Company will not file any amendment to the Registration Statement or supplement (including any Prospectus Supplement) to the Base Prospectus unless the Company has furnished to the Manager a copy for its review prior to filing and will not file any such proposed amendment or supplement to which the Manager reasonably objects. The Company has properly completed the Prospectus, in a form approved by the Manager, and filed such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) by the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Manager, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence reasonably satisfactory to the Manager of such timely filing. The Company will promptly advise the Manager (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172, 173 or any similar rule) is required under the Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective (other than any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act), (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) Subsequent Events. If, at any time on or after an Applicable Time but prior to the related Settlement Date, any event occurs as a result of which the Registration Statement or Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Manager so that any use of the Registration Statement or Prospectus may cease until such are amended or supplemented; (ii) amend or supplement the Registration Statement or Prospectus to correct such statement or omission; and (iii) supply any such amendment or supplement to the Manager in such quantities as the Manager may reasonably request.

(c) Notification of Subsequent Filings. During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173 or any similar rule) to be delivered under the Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Manager of any such event, (ii) subject to Section 4(a), prepare and file with the Commission an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Manager in such quantities as the Manager may reasonably request.

(d) Earnings Statements. As soon as practicable, the Company will make generally available to its security holders and to the Manager a consolidated earnings statement or statements of the Company (together with its Subsidiaries) which will satisfy the provisions of Section 11(a) of the Act and Rule 158. For the avoidance of doubt, the Company’s compliance with the reporting requirements of the Exchange Act as applied to “foreign private issuers” shall be deemed to satisfy the requirements of this Section 4(d).

(e) Delivery of Registration Statement. Upon the reasonable request of the Manager, the Company will furnish to the Manager and counsel for the Manager, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Manager or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173 or any similar rule), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Manager may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(f) Qualification of Shares. The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Manager may designate and will maintain such qualifications in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

(g) Free Writing Prospectus. The Company agrees that, unless it has or shall have obtained the prior written consent of the Manager, and the Manager agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433. Any such free writing prospectus consented to by the Manager or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h) Subsequent Equity Issuances. The Company shall not deliver any Sales Notice hereunder (and any Sales Notice previously delivered shall not apply during such two (2) Trading Days) for at least two (2) Trading Days prior to any date on which the Company or any Subsidiary offers, sells, issues, contracts to sell, contracts to issue or otherwise disposes of, directly or indirectly, any other Ordinary Shares or any Ordinary Share Equivalents (other than the Shares), subject to Manager’s right to waive this obligation, provided that, without compliance with the foregoing obligation, the Company may issue and sell Ordinary Shares pursuant to any employee equity plan, share ownership plan or dividend reinvestment plan of the Company in effect from time to time and set forth in the SEC Reports and the Company may issue Ordinary Shares issuable upon the conversion or exercise of Ordinary Share Equivalents outstanding from time to time and set forth in the SEC Reports.

(i) Market Manipulation. Until the termination of this Agreement, the Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation in violation of the Act, Exchange Act or the rules and regulations thereunder of the price of any security of the Company to facilitate the sale or resale of the Shares or otherwise violate any provision of Regulation M under the Exchange Act.

(j) Notification of Incorrect Certificate. The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise the Manager immediately after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Manager pursuant to Section 6 herein.

(k) Certification of Accuracy of Disclosure. Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder lasting more than 30 Trading Days), and each time that (i) a new Registration Statement is filed and declared effective by the Commission, (ii) the Registration Statement or Prospectus shall be amended or supplemented, other than by means of Incorporated Documents, (iii) the Company files its Annual Report on Form 20-F under the Exchange Act (including any Form 20-F/A that includes amended audited financial information), (iv) the Company files a Report of Foreign Private Issuer on Form 6-K under the Exchange Act containing financial information for the six months ended June 30, (v) the Company voluntarily files a Report of Foreign Private Issuer on Form 6-K under the Exchange Act containing financial information for the three months ended March 31 or the nine months ended September 30 (each report described in (iv) and (v), a “Periodic Interim Report”), which shall not be construed to constitute an obligation or undertaking by the Company to file any Periodic Interim Report, (vi) the Company files a Report of Foreign Private Issuer on Form 6-K containing amended financial information (other than information that is furnished and not filed), if the Manager reasonably determines that the information in such Form 6-K is material, or (vii) the Shares are delivered to the Manager as principal at the Time of Delivery pursuant to a Terms Agreement (such commencement or recommencement date and each such date referred to in (i), (ii), (iii), (iv), (v), (vi) and (vii) above, a “Representation Date”), the Company shall furnish or cause to be furnished to the Manager forthwith a certificate dated and delivered on the Representation Date, in form reasonably satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 6 of this Agreement which were last furnished to the Manager are true and correct at the Representation Date, as though made at and as of such date (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of delivery of such certificate.

(l) Bring Down Opinions; Negative Assurance. Within ten (10) Trading Days of each Representation Date, the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager written opinions of United States counsel to the Company (“U.S. Company Counsel”), Cayman Islands counsel to the Company (“Cayman Company Counsel”) and PRC counsel to the Company (“PRC Company Counsel” and collectively with U.S. Company Counsel and Cayman Company Counsel, “Company Counsel”) addressed to the Manager and dated and delivered within ten (10) Trading Days of such Representation Date, in form and substance reasonably satisfactory to the Manager, including a negative assurance representation of U.S. Company Counsel.

(m) Auditor Bring Down “Comfort” Letter. Within ten (10) Trading Days of each Representation Date, the Company shall cause (1) the Company’s auditors (the “Accountants”), or other independent accountants satisfactory to the Manager forthwith to furnish the Manager a letter, and (2) the Chief Financial Officer of the Company forthwith to furnish the Manager a certificate, in each case dated within ten (10) Trading Days of such Representation Date, in form satisfactory to the Manager, of the same tenor as the letters and certificate referred to in Section 6 of this Agreement but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letters and certificate.

(n) Due Diligence Session. Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder lasting more than 30 Trading Days), and at each Representation Date, the Company will conduct a due diligence session, in form and substance, reasonably satisfactory to the Manager, which shall include representatives of management, Company Counsel and Accountants. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Manager or its agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers and the Company’s agents during regular business hours, and timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, as the Manager may reasonably request. The Company shall reimburse the Manager for Manager’s counsel’s fees in each such Representation Date, up to a maximum of $5,000 per Representation Date, plus any incidental expense incurred by the Manager in connection therewith.

(o) Acknowledgment of Trading. The Company consents to the Manager trading in the Ordinary Shares for the Manager’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

(p) Disclosure of Shares Sold. The Company will disclose in its Annual Reports on Form 20-F and semi-annual reports on Form 6-K, as applicable, the number of Shares sold through the Manager under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to sales of Shares pursuant to this Agreement during the relevant quarter; and, if required by any subsequent change in Commission policy or request, more frequently by means of a Report of Foreign Private Issuer on Form 6-K or a further Prospectus Supplement.

(q) Rescission Right. If to the knowledge of the Company, the conditions set forth in Section 6 shall not have been satisfied as of the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by the Manager the right to refuse to purchase and pay for such Shares.

(r) Bring Down of Representations and Warranties. Each acceptance by the Company of an offer to purchase the Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Manager that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date (except for those representations and warranties that speak to a specific date, which shall be true and correct on and as of such specific date), and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(s) Reservation of Shares. The Company shall ensure that there are at all times sufficient Ordinary Shares to provide for the issuance, free of any preemptive rights, out of its authorized but unissued Ordinary Shares or Ordinary Shares held in treasury, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to the terms of this Agreement. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the Trading Market and to maintain such listing.

(t) Obligation Under Exchange Act. During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173 or any similar rule) to be delivered under the Act, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

(u) DTC Facility. The Company shall cooperate with the Manager and use its reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.

(v) Use of Proceeds. The Company will apply the Net Proceeds from the sale of the Shares substantially consistent with the manner set forth in the Prospectus.

(w) Filing of Prospectus Supplement. If any sales are made pursuant to this Agreement which are not made in “at the market” offerings as defined in Rule 415, including, without limitation, any Placement pursuant to a Terms Agreement, the Company shall file a Prospectus Supplement describing the terms of such transaction, the amount of Shares sold, the price thereof, the Manager’s compensation, and such other information as may be required pursuant to Rule 424 and Rule 430B, as applicable, within the time required by Rule 424.

(x) Additional Registration Statement. To the extent that the Registration Statement is not available for the sales of the Shares as contemplated by this Agreement, the Company shall file a new registration statement with respect to any additional Ordinary Shares necessary to complete such sales of the Shares and shall cause such registration statement to become effective as promptly as practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 6 of Form F-3, and all references to “Base Prospectus” included in this Agreement shall be deemed to include the final form of base prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.

5. Payment of Expenses. The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered as may, in each case, be reasonably requested for use in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act, if applicable, and the listing of the Shares on the Trading Market; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Manager relating to such registration and qualification); (vii) with the Company’s prior written approval, the transportation and other expenses reasonably incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares; (viii) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (ix) the filing fee under FINRA Rule 5110; (x) the reasonable fees and expenses of the Manager’s counsel, not to exceed $30,000 (excluding any periodic due diligence fees provided for under Section 4(n)), which shall be paid upon the Execution Time; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Manager. The obligations of the Manager under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a) Filing of Prospectus Supplement. The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; each Prospectus Supplement shall have been filed in the manner required by Rule 424(b) within the time period required hereunder and under the Act; any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) Delivery of Opinion. The Company shall have caused the U.S. Company Counsel, Cayman Company Counsel and PRC Company Counsel to furnish to the Manager their respective opinions and negative assurance statement of U.S. Company Counsel, dated as of such date and addressed to the Manager in form and substance reasonably acceptable to the Manager.

(c) Delivery of Officer’s Certificate. The Company shall have furnished or caused to be furnished to the Manager a certificate of the Company signed by the Chief Executive Officer or the President and the principal financial or accounting officer of the Company, dated as of such date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Prospectus, any Prospectus Supplement and any documents incorporated by reference therein and any supplements or amendments thereto and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date (except for those representations and warranties that speak to a specific date, which shall be true and correct on and as of such specific date) and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Registration Statement, the Prospectus and the Incorporated Documents, there has been no Material Adverse Effect on the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Registration Statement and the Prospectus.

(d) Delivery of Accountants’ “Comfort” Letter. The Company shall have requested and caused the Accountants to have furnished to the Manager letters (which may refer to letters previously delivered to the Manager), dated as of such date, in form and substance reasonably satisfactory to the Manager, confirming that they are independent accountants within the meaning of the Act and the Exchange Act and the respective applicable rules and regulations adopted by the Commission thereunder and that they have performed a review of any unaudited interim financial information of the Company included or incorporated by reference in the Registration Statement and the Prospectus and provide customary “comfort” as to such review in form and substance satisfactory to the Manager.

(e) No Material Adverse Event. Since the respective dates as of which information is disclosed in the Registration Statement, the Prospectus and the Incorporated Documents, except as otherwise stated therein, there shall not have been (i) any change or decrease in previously reported results specified in the letter or letters referred to in paragraph (d) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Registration Statement, the Prospectus and the Incorporated Documents (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Manager, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement (exclusive of any amendment thereof), the Incorporated Documents and the Prospectus (exclusive of any amendment or supplement thereto).

(f) Payment of All Fees. The Company shall have paid the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(1)(i) of the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(g) No FINRA Objections. FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(h) Shares Listed on Trading Market. The Shares shall have been listed and admitted and authorized for trading on the Trading Market, and satisfactory evidence of such actions shall have been provided to the Manager.

(i) Other Assurances. Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Manager such further information, certificates and documents as the Manager may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Manager and counsel for the Manager, this Agreement and all obligations of the Manager hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Manager. Notice of such cancellation shall be given to the Company in writing or by telephone and confirmed in writing by email.

The documents required to be delivered by this Section 6 shall be delivered to the office of Ellenoff Grossman & Schole LLP, counsel for the Manager, at 1345 Avenue of the Americas, New York, New York 10105, email: capmkts@egsllp.com, on each such date as provided in this Agreement.

7. Indemnification and Contribution.

(a) Indemnification by Company. The Company agrees to indemnify and hold harmless the Manager, the directors, officers, employees and agents of the Manager and each person who controls the Manager within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in the Base Prospectus, any Prospectus Supplement, the Prospectus, any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or arise out of or are based upon any Proceeding, commenced or threatened (whether or not the Manager is a target of or party to such Proceeding) or result from or relate to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement, and agrees to reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by the Manager specifically for inclusion therein, or have resulted primarily and directly from the Manager’s willful misconduct or gross negligence in performing this Agreement, as the case may be. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) Indemnification by Manager. The Manager agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Manager, but only with reference to written information relating to the Manager furnished to the Company by the Manager specifically for inclusion in the documents referred to in the foregoing indemnity; provided, however, that in no case shall the Manager be responsible for any amount in excess of the Broker Fee applicable to the Shares and paid hereunder. This indemnity agreement will be in addition to any liability which the Manager may otherwise have.

(c) Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) Contribution. In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Manager agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Manager may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Manager on the other from the offering of the Shares; provided, however, that in no case shall the Manager be responsible for any amount in excess of the Broker Fee applicable to the Shares and paid hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Manager severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Manager on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Manager shall be deemed to be equal to the Broker Fee applicable to the Shares and paid hereunder as determined by this Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Manager on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Manager agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the Manager within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of the Manager shall have the same rights to contribution as the Manager, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

8. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time upon ten (10) Business Days’ prior written notice. Any such termination shall be without liability of any party to any other party except that (i) with respect to any pending sale, through the Manager for the Company, the obligations of the Company, including in respect of compensation of the Manager, shall remain in full force and effect notwithstanding the termination and (ii) the provisions of Sections 5, 6, 7, 8, 9, 10, 12, the second sentence of 13, 14, 15 and 16 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) The Manager shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time upon ten (10) Business Days’ prior written notice. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 5, 6, 7, 8, 9, 10, 12, the second sentence of 13, 14, 15 and 16 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) This Agreement shall remain in full force and effect until such date that this Agreement is terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties, provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 5, 6, 7, 8, 9, 10, 12, the second sentence of 13, 14, 15 and 16 of this Agreement shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination, provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale of the Shares shall settle in accordance with the provisions of Section 2(b) of this Agreement.

(e) In the case of any purchase of Shares by the Manager pursuant to a Terms Agreement, the obligations of the Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the Manager, by prompt oral notice given to the Company prior to the Time of Delivery relating to such Shares, if any, and confirmed promptly by electronic mail, if since the time of execution of the Terms Agreement and prior to such delivery and payment, (i) trading in the Ordinary Shares shall have been suspended by the Commission or the Trading Market or trading in securities generally on the Trading Market shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Manager, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus (exclusive of any amendment or supplement thereto).

9. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Manager set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by the Manager or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 7, and will survive delivery of and payment for the Shares.

10. Notices. All communications hereunder will be in writing and effective only on receipt, and will be mailed, delivered, or e-mailed to the addresses of the Company and the Manager, respectively, set forth on the signature page hereto.

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

12. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Manager and any affiliate through which it may be acting, on the other, (b) the Manager is acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company and (c) the Company’s engagement of the Manager in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Manager has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Manager has rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

13. Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof. Notwithstanding anything herein to the contrary, the letter agreement, dated June 24, 2025, by and between the Company and the Manager shall continue to be effective and the terms therein shall continue to survive and be enforceable by the Manager in accordance with its terms, provided that, in the event of a conflict between the terms of the letter agreement and this Agreement, the terms of the letter agreement shall prevail. Nothing herein shall be interpreted as affecting or otherwise impacting the Manager’s rights with respect to that certain placement agency agreement, dated June 26, 2025, by and between the Manager and the Company, including, without limitation, the Manager’s right of first refusal included therein, and, for the avoidance of doubt, such placement agency agreement shall remain in full force and effect in all respects.

14. Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Manager. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

15. Applicable Law; Agent for Service of Process. This Agreement and any Terms Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. Each of the Company and the Manager: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the exclusive jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and the Manager further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the Manager mailed by certified mail to the Manager’s address shall be deemed in every respect effective service process upon the Manager, in any such suit, action or proceeding. If either party shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. In addition to and without limiting the foregoing, the Company has confirmed that it has appointed Cogency Global Inc., as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon the this Agreement or the transactions contemplated herein which may be instituted in any New York federal or state court, by the Manager, the directors, officers, partners, employees and agents of the Manager and each affiliate of the Manager, and expressly accept the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Company hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. The Company hereby authorizes and directs the Authorized Agent to accept such service. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company. If the Authorized Agent shall cease to act as agent for service of process, the Company shall appoint, without unreasonable delay, another such agent in the United States, and notify you of such appointment. Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Manager, the directors, officers, partners, employees and agents of the Manager and each respective affiliate of the Representative, in any court of competent jurisdiction in the Cayman Islands.  This paragraph shall survive any termination of this Agreement, in whole or in part.

16. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

17. Counterparts. This Agreement and any Terms Agreement may be executed in one or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon one and the same agreement. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18. Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.

***************************

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Manager.

Very truly yours,

NANO LABS LTD

By:	/s/ Jianping Kong
Name:	Jianping Kong
Title:	Chairman

Address for Notice:

China Yuangu Hanggang Technology Building,

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

(86) 0571-8665 6957

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

MAXIM GROUP LLC

By:	/s/ Ritesh M. Veera
Name:	Ritesh M. Veera
Title:	Co-Head of Investment Banking

Address for Notice:

300 Park Avenue, 16th Floor
New York, New York 10022
Attention: James Siegel, General Counsel

E-mail: jsiegel@maximgrp.com

Form of Terms Agreement

ANNEX I

TERMS AGREEMENT

Dear Sirs:

Nano Labs Ltd (the “Company”) proposes, subject to the terms and conditions stated herein and in the At The Market Offering Agreement, dated August 21, 2025 (the “At The Market Offering Agreement”), between the Company and Maxim Group LLC (“Manager”), to issue and sell to Manager the securities specified in Schedule I hereto (the “Purchased Shares”).

Each of the provisions of the At The Market Offering Agreement not specifically related to the solicitation by the Manager, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement and the Time of Delivery, except that each representation and warranty in Section 3 of the At The Market Offering Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the At The Market Offering Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement and the Time of Delivery in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.

An amendment to the Registration Statement (as defined in the At The Market Offering Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares, in the form heretofore delivered to the Manager is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the At The Market Offering Agreement which are incorporated herein by reference, the Company agrees to issue and sell to the Manager and the latter agrees to purchase from the Company the number of shares of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the At The Market Offering Agreement incorporated herein by reference, shall constitute a binding agreement between the Manager and the Company.

NANO LABS LTD

By:
Name:
Title:

ACCEPTED as of the date first written above.

MAXIM GROUP LLC

By:
Name:
Title:

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2025

Commission File Number: 001-41426

Nano Labs Ltd

(Exact name of registrant as specified in its charter)

China Yuangu Hanggang Technology Building

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒         Form 40-F ☐

EXPLANATORY NOTE

The document attached as Exhibit 99.1 to this report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form F-3, as amended, initially filed with the U.S. Securities and Exchange Commission on August 14, 2023 (Registration No. 333-273968) and the Company's Registration Statement on Form F-3, as amended, initially filed with the U.S. Securities and Exchange Commission on August 4, 2025 (Registration No. 333-289211) and shall be a part thereof from the date on which this current report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 26, 2025	Nano Labs Ltd

	By:	/s/ Jianping Kong
	Name:	Jianping Kong
	Title:	Chairman and Chief Executive Officer

2

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release

3

Exhibit 99.1

Nano Labs CEO Mr. Kong Jianping Increases Shareholdings by 480,000 Shares, Reaffirming Confidence in Long-Term Growth

HONG KONG, August 26, 2025 (GLOBE NEWSWIRE) -- Nano Labs Ltd (Nasdaq: NA) (“we,” the “Company” or “Nano Labs”), a leading Web 3.0 infrastructure and product solution provider, announced that its Chairman and Chief Executive Officer, Mr. Jianping Kong, has acquired 480,000 class A ordinary shares through open market transactions using personal funds in August. This follows two previous share purchases by Mr. Kong in May and September 2024. These transactions were conducted in strict adherence to the Company’s internal trading policies and is in full compliance with all applicable laws and regulations.

Mr. Jianping Kong, Chairman and Chief Executive Officer of the Company, commented, “The Web3.0 and cryptocurrency industry are ever-evolving sectors. As the crypto industry continues to advance rapidly and profoundly, Nano Labs has entered into a new fast lane for long-term development. We remain vigilant in monitoring and continuously adjusting our strategies to align with the trend of crypto-asset strategic reserves, while prudently transforming for the future. I am highly confident in the Company’s long-term growth prospects and have strong faith in its continued development, supported by the dedicated efforts of our management team and employees across the Company. Our past achievements underscore this confidence, and I believe they will continue to be validated in the new market cycle of Web3.0 and cryptocurrency. When appropriate in the future, I may consider further increasing my shareholdings in the Company.”

About Nano Labs Ltd

Nano Labs Ltd is a leading Web 3.0 infrastructure and product solution provider. Nano Labs is committed to the development of high throughput computing (“HTC”) chips and high-performance computing (“HPC”) chips. Nano Labs has built a comprehensive flow processing unit (“FPU”) architecture which offers solution that integrates the features of both HTC and HPC. In addition, Nano Labs has actively positioned itself in the crypto assets space, adopting BNB as its primary reserve asset. It has reserved in mainstream cryptocurrencies including BNB and BTC, and established an integrated platform covering multiple business verticals, including HTC solutions and HPC solutions*. For more information, please visit the Company’s website at: ir.nano.cn.

*   According to an industry report prepared by Frost & Sullivan.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s plan to appeal the Staff’s determination, which can be identified by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Such statements are based upon management’s current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

Investor Contact:

Nano Labs Ltd
Email: ir@nano.cn

Ascent Investor Relations LLC
Tina Xiao
Phone: +1-646-932-7242
Email: investors@ascent-ir.com